Sino Gas First Quarter of 2009 Earnings Conference Call

Mr. Yu-Chuan Liu, President and CEO; Mr. Yu-gang Zhang, Chief Financial Officer
Ms. Chun-ying Chai – IR officer

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Ms. Chun-ying Chai: Introduction and Safe Harbor

Good morning everyone and welcome to Sino Gas’ earnings conference call for the 2009 first quarter.  I am Chun-ying Chai, IR officer of Sino Gas International Holdings.

With us today are the company’s Chairman and CEO, Mr. Yu-chuan Liu, and Chief Financial Officer, Mr. Yu-gang Zhang.

Before I turn the call over to Mr. Liu, may I remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 19, 2009.  Sino Gas assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a replay will be available for 14 days. Please find the access information for replays in our press release announcing this earnings conference call. The press release can be found at our corporate website, www.sino-gas.com.

And now it’s my pleasure to turn the call over to Sino Gas’ Chairman and CEO, Mr. Liu for opening remarks.  I will translate Mr. Liu’s introduction.

Mr. Yu-chuan Liu: Opening Remarks

Thank you Ms. Chai
女士们、先生们，早上好。欢迎来到中燃伟业09年第一季度经营成果电话会议。
Good morning ladies and gentlemen and welcome to Sino Gas’ first quarter of 2009 earnings results conference call.

2009年第一季度的总收入是$5,037,692 美元，而去年同期为$4,342,116美元，总收入增长了16%。此增长主要是由于第一季度天然气的销售增长了27.7%。
2009年第一季度的天然气销售额达到了3,813,956美元，而去年同期销售额为2,987,419美元。天然气销售的增长抵消了接口费收入的下降。

The total revenue for the three months ended March 31, 2009 were $5,037,692, compared to $4,342,116 for the same period of last year, an increase of 16.0%. The increase was mainly due to the 27.7% increase in gas sales for this period. Gas sales for the three months ended March 31, 2009 amounted to $3,813,956, compared to $2,987,419 in the same period of last year. The significant increase from Gas Sales was able to offset the decrease of Connection Fees in this period.

2009年第一季度净收入从去年同期的149,327美元增长到了今年的345,637美元,增长了131.4%。这主要是得益于营业，管理和财务的费用有所下降。
Net income for the first quarter of 2009 increased to $345,637 from $149,327 in the first quarter of 2008 or an increase of 131.4% in net income. This is mainly due to the decrease of SG&A expenses.

由于中国持续的城市化进程，将来房地产市场增长的势头不会变。并且，中国政府持续支持清洁能源的使用。所以在接下来的几个月里，我们期望会看到民用用户接口数量会回到增长的势头，尤其是在房地产市场仍处在早期发展阶段的中小&#2 2478;市。

We see the growth trend of the real estate market will not change in the future because of the continuous urbanization in China. Moreover, the Chinese government continues to support use of clean energy.  Therefore, in the next several months, we expect to see the return of growth of household connections, especially in small-to-medium sized cities where the real estate market is at an early developing stage.

那么我现在请我们的CFO张宇纲先生对我们的运营和财务状况做一详细报告。
I would now like to give this meeting over to Mr. Yugang Zhang, our CFO, for a detailed presentation of our latest operations and financial results.
Thank you.

Mr. Yu-gang Zhang: Operations and Financial Results

Thank you, Mr. Liu.

I will start with sales overview for the first quarter of 2009.

We generate revenues from two sources: 1. connection fees for constructing connections to our natural gas distribution network, 2. sales of natural gas.

First： gas sales.

Demand for natural gas continues to be strong in China, and the natural gas industry continues to grow to meet that demand. Natural gas accounts for only 3.0% of China’s total energy consumption, and is forecast to account for 10.0% of China’s total energy consumption by 2020, especially with the strong support from the Chinese government for clean energy policy. With more and more users being added to our gas distribution network, the gas sales have been increasing year to year on strong growth.

Connection fees, our second revenue channel.

Due to seasonality effects, the first quarter is normally a slow season for the Company in terms of revenue from connection fees. Construction projects are basically stopped because of cold weather in Northern China and the Chinese New Year holiday. New construction projects begin normally in the latter part of the quarter.

Now we are going to cover the performance for first quarter of 2009.

First Quarter of 2009 Results:

In the first quarter, the company made a profit of $346,637.

During the first quarter, revenue was $5.04 million, up 16.0% from $4.34 million in the first quarter of 2008.

Gas sales in the first quarter of 2009 were $3.81 million, up 27.7% from sales of $2.99 million in the first quarter of 2008, and accounted for 75.7% of our revenues in the quarter.

Connection fees were $1.22 million, down 9.7% from $1.35 million the first quarter of 2008, and accounted for 24.3% of our revenues. We connected 2,883 new households in the first quarter of 2009, compared to 4,590 new households connected in the first quarter of 2008.

Gross profit for the three months ended March 31, 2009 decreased 7.5%, to $1.26 million from $1.37 million in the first quarter of 2008. Gross margin in the first quarter of 2009 was 25.1%, compared to 31.5% in the first quarter of 2008. Gross margin for connection fees for the three months ended Mar 31, 2009, was 89.38%, compared to 68.27% in 2008. The increase of connection fee gross margin is mainly due to higher average connection fees per unit.  In the first quarter of 2009, we developed some residential projects with higher connection fee per unit, compared with the same period of last year.

Gross margin for sales of natural gas was 4.48% in 2009, compared to 14.79% during the same period of 2008.  The decrease was due to an increase of rental expenses on gas delivery trucks and higher cost of fuel.

Our sale and marketing expenses in the first quarter of 2009 were $0.2 million and approximately 4.7% of our net sales, comparable to $0.18 million and about 4.2% of net sales 2008.

General and administrative expenses were $0.51 million in first quarter of 2009, which was 38.5% lower than $0.83 million in the first quarter of 2008. Other expenses were $45 thousand, compared to $28 thousand in the first quarter of 2008. The decrease of the G&A expenses was largely due to the reduction of some expenses occurring in the first quarter of 2008.

The income tax expense is $158 thousands in the first quarter of 2009, compared with $174 thousand during the same period of 2008. Some expenses in the first quarter of last year weren’t tax deductible in China.

Net income after tax for the first quarter of 2009 was $0.35 million, up 131.4% from $0.15 million in the first quarter of 2008.

Balance Sheet and Cash Flow

As of March 31, 2009, the Company had $2.21 million in cash and cash equivalents, Stockholder' equity on March 31, 2009 was $58.2 million, The Company generated $0.55 million in cash from operating activities in the first quarter of 2009, compared to negative $5.88 million in the first quarter of 2008. Cash from investing activities was $1.64 million in the three months ended March 31, 2009, down from $3.0 million the same period of 2008.

The company has $2.19 million in short-term bank loans as of March 31, 2009, no change from the end of last year.

Outlook

Going forward, Sino Gas will continue to focus on the existing projects, explore their potentials, improve our gas distribution networks, and enhance operating efficiency and cost structure.

In the past several years, Sino Gas has strategically and geographically positioned itself in China. The company has heavily invested and built a good foundation and networks to get to the next level. The company currently operates on 37 gas distribution networks in different parts of China, including 27 with concession rights. We will continue to target good opportunities to expand into small and medium size cities, and increase our market share as capital becomes available.

As of today, Sino Gas has only developed small portion of the market we cover.  We are optimistic about our future growth once things are improved.

Thank you.

With that, I will now open the call to your questions. Operator, please?

(Q&A session)

Ms. Chai:

On behalf of the entire Sino Gas management team, we want to thank you for your interest and participation on this call.  If you have any interest in visiting Sino Gas, please let us know.  Please visit the Company website at www.sino-gas.com. Again, thanks for joining us on this call.  This concludes Sino Gas’s first quarter 2009 Earnings Conference Call.